Forgent Networks Receives Notice From The Nasdaq Stock Market Regarding Non-Compliance With the Minimum Bid Price Rule

AUSTIN, TX -- 08/17/2006 -- Forgent™ Networks (NASDAQ: FORG) announced today that on August 11, 2006, the Company received a Nasdaq Staff Deficiency Letter indicating that its common stock is subject to potential delisting from The Nasdaq National Market. The Deficiency Letter was issued due to the bid price of the Company's common stock closing below the minimum $1.00 per share requirement for a period of 30 consecutive business days, and therefore the Company did not meet the requirement set forth in Nasdaq Marketplace Rule 4450(a)(5). The notice further provides that in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until February 7, 2007, to regain compliance. If the Company cannot demonstrate compliance with Rule 4450(a)(5) by February 7, 2007, the Nasdaq Staff will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal the Nasdaq Staff's determination to delist its securities to a Listing Qualifications Panel.

The Company is currently evaluating all options in response to this notice.

About Forgent

Forgent™ Networks (NASDAQ: FORG) develops and licenses intellectual property and provides scheduling software to a wide variety of customers. Forgent's intellectual property licensing program is related to communication technologies developed from a diverse and growing patent portfolio. Forgent's software division, NetSimplicity, provides a spectrum of scheduling software that enables all sizes of organizations to streamline the scheduling of people, places and things. For additional information please visit www.forgent.com.

Investor contact:
Jay Peterson
512.437.2476
IR@forgent.com

Media contact:
Lee Higgins
512.794.8600
lee@petersgroupPR.com